June 10, 2010	For More Information Contact: James O. McKenna, Chief Financial Officer 954-360-6408

PRESS RELEASE IMMEDIATE

FORWARD INDUSTRIES, INC.  ANNOUNCES
CORPORATE ACTIONS

Pompano Beach, Florida, June 9, 2010 (NASDAQ Capital Market:  FORD) –Forward Industries, Inc.  (the “Company”) is making a clarification with respect to its announcement on June 9, 2010 of the adoption by the Company's Board of Directors of certain amendments to its bylaws. The amendment to the Company's Bylaws, adopted by the Board of Directors with respect to the classification of the Board, will not become effective or otherwise be part of the Company's Bylaws unless and until such amendment is duly approved by the Company's shareholders.  Consequently, if the amendment is approved by the Company’s shareholders prior to the 2011 annual meeting of shareholders, as stated in Company’s prior announcement, the Class I directors’ terms would expire at the 2011 annual meeting of shareholders; the Class II directors’ terms would expire at the 2012 annual meeting of shareholders; and the Class III directors’ terms would expire at the 2013 annual meeting of shareholders, Alternatively, if the amendment is so approved at the 2011 annual meeting of shareholders, the classes would remain the same, but each class would expire one year later, beginning with the 2012 annual meeting of shareholders.  If so approved, in either case, each director would be elected to a three-year term.

Forward Industries, Inc.  designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  Forward Industries’ products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are “forward-looking statements.” Such statements are subject to certain risks and uncertainties, identified from time to time in the Company’s filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company’s judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.